Exhibit 10.19

December 11, 2024

Eric Prengel

Dear Eric,

Elasticsearch, Inc. (the “Company”), is pleased to confirm your job change with the Company on the terms described below.

1.Position. Your new position will be interim Chief Financial Officer, reporting to the Chief Executive Officer, Ashutosh Kulkarni. By signing this employment letter you will confirm with the Company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.Compensation.

a.Base Salary. Effective December 14, 2024, you will be paid a salary at the rate of $475,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.
b.Annual Incentive Compensation. Your annual target incentive compensation will be equal to 40% of your annual base salary, less applicable withholding, and will remain in effect until explicitly changed and will be subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan or any successor plan or arrangement adopted and implemented by the Company.

You should note that the Company reserves the right to modify salaries and/or incentive compensation opportunities from time to time as it deems necessary.

3.Equity Award. Subject to the approval of the board of directors of Elastic N.V. (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), you will be granted an award covering ordinary shares of Elastic N.V. with an approximate grant date value of $2,000,000 (the “Equity Award”) in the form of a restricted stock unit award. The dollar value of the Equity Award will be converted into a number of shares subject to the Equity Award at the time the award is granted in accordance with our equity grant practices in effect at that time. The Equity Award will vest over a 2-year period in equal annual installments, with 50% of the shares subject to the award vesting on December 14, 2025 and the remainder vesting on December 14, 2026, subject to your continuous service with the Company or its affiliates through each vesting date. The Equity Award will be subject to the terms and conditions set forth in the Elastic N.V. Amended and Restated 2012 Stock Option Plan or a future equity plan, a standard form of a restricted stock unit award agreement adopted under such plan, as applicable, and our equity grant practices in effect from time to time.

4.Vacation and Holidays. During your employment with the Company, you will be entitled to 4 weeks of paid vacation during each calendar year, which shall accrue ratably over the calendar year and be pro-rated for the remainder of this calendar year. Such vacation shall be subject to and taken in accordance with the vacation policies of the Company. We strongly encourage you to take the vacation that you accrue in a calendar year in the same calendar year. Vacation must be taken by you at such time or times as mutually agreed between you and the Company. You will also be entitled to the paid holidays as set forth in the Company’s policies. Upon termination of your employment with the Company, you will be paid for any unused vacation accrued by you as of the termination date.

5.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans, if any, currently and hereafter maintained by the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. You should note that the Company may modify or terminate benefits from time to time as it deems necessary or appropriate.

6.Severance & Change of Control Benefits. As an executive of the Company, you will be eligible to receive severance and change of control benefits under certain circumstances pursuant to a Change in Control and Severance Agreement to be entered into between you and the Company, in substantially the form of the Company’s standard agreements with its executives (the “Severance Agreement”). Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Agreement.

7.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.

8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.Location: You will work from San Francisco, California.

10.Outside Activities. Except for pre-existing engagements previously disclosed to the Company in writing, while you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.

11.Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all withholding and any other deductions required by applicable law.

12.Entire Agreement and Governing Law. This letter supersedes and replaces any prior or contemporaneous understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law.

13.Counterparts. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile, electronic, or scanned image will have the same force and effect as execution of an original, and a facsimile signature, electronic, or scanned image will be deemed an original and valid signature. If you wish to accept this offer, please sign electronically as presented.

[Signature page follows.]

We look forward to your favorable reply and to working with you at Elastic.

Very truly yours,
ELASTICSEARCH, INC.

Joanna Daly, Chief Human Resources Officer
/s/ Joanna Daly
Date: 12/11/2024
ACCEPTED AND AGREED:

/s/ Eric Prengel_____________
Eric Prengel

12/11/2024________________
Date